EXECUTION VERSION
THIRD AMENDMENT
TO THE
AON SUPPLEMENTAL SAVINGS PLAN

This Third Amendment to the Aon Supplemental Savings Plan, as amended and restated as of January 1, 2017 (the “Plan”), is adopted by Aon Corporation, a Delaware corporation (the “Company”) and wholly owned subsidiary of Aon plc (“Aon”), to be effective as set forth below.

WHEREAS, pursuant to Section 7.05 of the Plan, the Board, or any person or entity authorized by the Board, has the authority to amend the Plan and, pursuant to Section 1.06 of the Plan, the Board has delegated its obligations, responsibilities, and duties with respect to the Plan to the Organization and Compensation Committee of the Board of Directors of Aon (the “Committee”); and

WHEREAS, pursuant to resolutions of the Committee dated June 13, 2016, the Committee agreed to assume from the Board the duties and responsibilities of the Company as the sponsor of the Plan, and further delegated authority to the Administrative Committee of the Company to amend the Plan, subject to certain limitations; and

WHEREAS, pursuant to resolutions of the Administrative Committee dated September 9 and December 11, 2019, the Administrative Committee has delegated to Company management authority to amend the Plan in the manner set forth below.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2020:

1.	By deleting Section 7.02 of the Plan in its entirety and replacing it with the following:

“7.02    Participant's Rights. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of Aon plc, the Company, or a Subsidiary or to any benefits not specifically provided by the Plan. Neither a Participant nor a Beneficiary shall have any interest in amounts or earnings credited to his Accounts. All amounts deferred or otherwise held for the account of a Participant or a Beneficiary under the Plan shall remain the sole property of the Company or Subsidiary. With respect to such amounts, the Participant or Beneficiary is merely a general creditor, and any obligation of the Company or Subsidiary hereunder is purely contractual and shall not be funded or secured in any way.”

2.	By adding new Section 7.07 to the Plan immediately following Section 7.06:

“7.07    Claims Procedure. Pursuant to Section 503 of ERISA, the following claims procedure is established:

(a)    To file a claim for benefits under the Plan, a Participant or Beneficiary (the ‘applicant’) must submit a timely written application with the Committee on a form prescribed by them.

(b)     If the claim is denied, in whole or in part, written notice of such denial shall be furnished to the applicant within ninety (90) days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension of time is required, written notice of the extension will be furnished to the applicant prior to the termination of the initial 90-day period. In no event will the extension exceed a period of ninety (90) days from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on review.

If the claim is denied, written notice of the denial will include, in a manner calculated to be understood by the applicant, the following:

(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent Plan provisions on which the denial is based;

(iii)    A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)    An explanation of the claim review procedure.

(c)    An applicant (or the applicant’s duly authorized representative) whose claim has been denied in whole or in part may appeal such denial to the Committee by making a written request for a review and may review pertinent documents and submit issues and comments in writing. A written request for review must be filed within 60 days of the date the applicant has been notified of the denial or partial denial of the claim.

(d)    The Committee’s decision on review shall be made within 60 days of receipt of the request for review, unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time to a day no later than one-hundred and twenty (120) days after the date of receipt of the written application for review. If the Committee determines that the extension of time is required, the Committee will furnish to the applicant written notice of the extension before the expiration of the initial sixty (60)-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on review.

In the case of a decision adverse to the applicant, the Committee will provide to the applicant written notice of the appeal denial, which will include:

(i)    the specific reasons for the decision;

(ii)    specific references to the pertinent provisions of the Plan on which the decision is based;

(iii)    a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the applicant's claim for benefits; and

(iv)    an explanation of the Plan's claim review procedures, and the time limits applicable to such procedures, including a statement of the applicant's right to bring an action under ERISA Section 502(a) following the denial of the claim upon review.

(e)     The Committee shall have complete discretion as to whether a claim shall be allowed or denied. The Committee's decision in this regard shall be final and binding on all persons. Benefits under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them.

(f)    Except for actions to which the statute of limitations prescribed by Section 413 of ERISA applies, (a) no legal or equitable action relating to a claim for benefits may be commenced later than one (1) year after the applicant receives a final decision from the Committee in response to the applicant’s request for review of the adverse benefit determination and (b) no other legal or equitable action involving the Plan may be commenced later than two (2) years from the time the person bringing an action knew, or had reason to know, of the circumstances giving rise to the action. This provision shall not be interpreted to extend any otherwise applicable statute of limitations, nor to bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer, this 27 day of December 2019.

AON CORPORATION

By:

_______________________________
Lisa Stevens
Chief People Officer